Exhibit 99.1
                                                                    Common Stock


                        WISCONSIN FUEL AND LIGHT COMPANY
                400 North 10th Street, Manitowoc, Wisconsin 54220

                   SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                November 6, 2000

The undersigned hereby appoints Mark T. Maranger and Hugh H. Bell, or either thereof, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side of this form and, in their discretion, upon any matters incidental to the conduct of the Special Meeting which may properly arise, all of the shares of common stock of WISCONSIN FUEL AND LIGHT COMPANY held of record by the undersigned on October 5, 2000, at the Special Meeting of Shareholders to be held on November 6, 2000, at 2:00 p.m. CST, or at any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given with respect to a particular proposal, this Proxy will be voted "FOR" such Proposal.

Please vote, date and sign on the reverse side and return promptly using the enclosed envelope. No postage is required if mailed in the United States of America.

                       ----------------------------------




                              Check this box if you plan to attend the
                              Special Meeting of Shareholders               [ ]


                              Indicate the number of shareholders who
                              will be attending the meeting.                ___

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

WISCONSIN FUEL AND LIGHT                Proposal to approve the Agreement and
COMPANY                                 Plan of Merger dated as of July 13, 2000
                                        among WPS Resources Corporation,
                                        Wisconsin Public Service Corporation,
                                        WF&L Acquisition Corp. and Wisconsin
                                        Fuel and Light Company and the
                                        transactions contemplated thereby,
                                        including without limitation, the merger of Wisconsin Fuel and Light Company with and into Wisconsin Public Service
                                        Corporation or WF&L Acquisition Corp.

                                            For       Against        Abstain

                                            [ ]        [ ]             [ ]

                                        If joint account, each owner must sign.

                                        Shareholder, please sign this proxy
                                        exactly as your name(s) appear(s) to the left, including the title "Executor", "Trustee", etc., if the same is indicated. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.

Please be sure to sign and date this Proxy.        Date:  ____________, 2000.



-------------------------------------   ----------------------------------------
Shareholder sign here                   Co-owner sign here